WAIVER TO

MEMORANDUM OF UNDERSTANDING

AND ASSET ASSIGNMENT AGREEMENT

Whereas, , Rich Pharmaceuticals, Inc., a Nevada corporation (the “Company”), Imagic, LLC (“Imagic”), and Richard L. Chang Holding's, LLC (“Holdings LLC”) entered into a Memorandum of Understanding and Asset Assignment Agreement dated as of July 16, 2013 (the “Agreement”).

Whereas, the Agreement granted a right of reversion to Imagic for the Patent Assets (as defined in the Agreement) in the event a certain amount of financing did not occur, and the amounts of such financing have not occurred as of the date hereof;

Whereas, the Company desires Imagic and Holdings LLC to waive and terminate the right of reversion in order to provide certainty to the Company and its shareholders for its future operations;

Now, Therefore, for good and valuable consideration, including, without limitation, receipt of payment in the amount of $20,000, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.                   Right of Reversion Terminated. Imagic and Holdings LLC hereby forever waive and terminate the right of reversion to the Patent Assets granted to them under the Agreement.

2.                   Agreement. All other terms and conditions of the Agreement shall remain in full force and effect.

In Witness Whereof, the undersigned have caused their authorized representatives to execute this Agreement as of January 17, 2014.

IMAGIC, LLC	RICHARD L. CHANG’S HOLDINGS, LLC
/s/ Ben Chang By: Ben Chang	/s/ Richard Chang By Richard L. Chang, Sole Member and Manager

Acknowledged and Agreed:

Rich Pharmaceuticals, Inc.

By: /s/ Ben Chang

Ben Chang, CEO